CSFB 04-5

Group 3

Pay rules

1.

Pay to the 3PT1, 3PT2 and 3PT3 pro-rata, until retired.

Notes

Pxing Speed = 100 PPC (start from 6CPR to 18CPR over 12 months and 18 CPR to remaining)

Settlement = 08/31